                                                                Exhibit 1(l)(iv)

                          NOVEMBER 1, 1999 AMENDMENT TO
                        ADMINISTRATIVE SERVICES AGREEMENT
                                 BY AND BETWEEN
                           THE DREYFUS CORPORATION AND
                     KEMPER INVESTORS LIFE INSURANCE COMPANY


         This Amendment to the April 29, 1999 Administrative Services Agreement by and between The Dreyfus Corporation and Kemper Investors Life Insurance Company (the "Agreement") is made for the purpose of modifying the Agreement to add three Participating Funds and/or Portfolios. The following revisions shall be made to the Agreement:

         A. Paragraph 2 of the Agreement is hereby replaced in its entirety by the following:

                  2. In consideration of the anticipated administrative expense savings resulting to the Dreyfus Funds from Insurance Company's services, Dreyfus agrees to pay Insurance Company at the end of each calendar month a fee (the "Service Fee") which will accrue daily at an annual rate as set forth in Schedule A, hereto, of the aggregate net asset value of all of the issued and outstanding shares of each Dreyfus Fund held in the subaccounts of the Separate Accounts.

         B. Schedule A of the Agreement shall be deleted and replaced with the attached Schedule A.

All other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the 1st day of November, 1999.


                                      KEMPER INVESTORS LIFE INSURANCE COMPANY


                                      By:  /S/ James E. Hohmann
                                          ------------------------------------
                                      Name: James E. Hohmann
                                      Title: Senior Vice President
Attest:
       -------------------
                                      THE DREYFUS CORPORATION


                                      By:  /S/ William H. Maresca
                                          ------------------------------------
                                      Name: William H. Maresca
                                      Title: Controller
Attest:
       --------------------

                                   SCHEDULE A
             (LIST OF PARTICIPATING FUNDS AND/OR PORTFOLIOS THEREOF)


The Dreyfus Socially Responsible Growth Fund, Inc.            [redacted]

Dreyfus Investment Portfolios
         MidCap Stock Portfolio                               [redacted]

Dreyfus Variable Investment Fund
         Capital Appreciation Portfolio                       [redacted]
         Small Cap Portfolio                                  [redacted]

Dreyfus Life and Annuity Index Fund, Inc.
         (d/b/a Dreyfus Stock Index Fund)                     [redacted]